Exhibit 99.1

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Janssen Announces Completion of Acquisition of Investigational Bermekimab from XBiotech Inc.
HORSHAM, PA - December 30, 2019 - The Janssen Pharmaceutical Companies of Johnson & Johnson (NYSE: JNJ) announced today the completion of the acquisition of all rights to the investigational compound bermekimab, which has multiple dermatological indications, along with certain employees, from XBiotech Inc., for $750 million. Should Janssen pursue bermekimab indications outside of dermatology, XBiotech may be eligible to receive additional payments upon the receipt of certain commercialization authorizations. Janssen Research & Development, LLC will develop bermekimab. The agreement was executed through Janssen Biotech, Inc. The transaction will be accounted for as a business combination.
Bermekimab is an anti-IL-1alpha monoclonal antibody (mAb) in Phase 2 development for the treatment of atopic dermatitis and hidradenitis suppurativa. It is the only antibody targeting IL-1a currently in clinical development and has the potential for superior efficacy and safety compared to the current standard of care.
“Adding bermekimab to our pipeline and portfolio builds on our legacy in immuno-dermatology, while expanding our reach to two additional disease areas with immense unmet need: atopic dermatitis and hidradenitis suppurativa,” said David M. Lee, M.D., Ph.D., Immunology Therapeutic Area Head, Janssen Research & Development, LLC.
“We’re passionate about identifying and pursuing the best, most exciting science for the benefit of patients - and in particular, new mechanisms of action, with the potential to reach patients coping with diseases that have few or no options,” said Mathai Mammen, M.D., Ph.D., Global Head, Janssen Research & Development, Johnson & Johnson. “As the only anti-IL1a in clinical development, bermekimab fits this approach perfectly.”
About the Janssen Pharmaceutical Companies of Johnson & Johnson
At Janssen, we’re creating a future where disease is a thing of the past. We’re the Pharmaceutical Companies of Johnson & Johnson, working tirelessly to make that future a reality for patients everywhere by fighting sickness with science, improving access with ingenuity, and healing hopelessness with heart. We focus on areas of medicine where we can make the biggest difference: Cardiovascular & Metabolism, Immunology, Infectious Diseases & Vaccines, Neuroscience, Oncology, and Pulmonary Hypertension.
Learn more at www.janssen.com. Follow us at www.twitter.com/JanssenGlobal. Janssen Biotech, Inc. and Janssen Research & Development, LLC are members of the Janssen Pharmaceutical Companies of Johnson & Johnson.

About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That's why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world's largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.
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Cautions Concerning Forward-Looking Statement
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding the acquisition of bermekimab from XBiotech. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Janssen Research & Development, LLC, any of the other Janssen Pharmaceutical Companies and/or Johnson & Johnson. Risks and uncertainties include, but are not limited to: the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the possibility that the transaction will not be completed in the expected timeframe or at all; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in new product research and development, including uncertainty of clinical success and obtaining regulatory approvals; risks that the ongoing Phase 2 studies for bermekimab may not be successful; uncertainty of commercial success for new products; impact of business combinations and divestitures; challenges to patents; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; and global health care reforms and trends toward health care cost containment. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 30, 2018, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in the company’s most recently filed Quarterly Report on Form 10-Q, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Neither Janssen Research & Development, LLC nor Johnson & Johnson undertakes to update any forward-looking statement as a result of new information or future events or developments.